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                                                                EXHIBIT 23.2

The Board of Directors and Stockholders
Morton Industrial Group, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-68927 and 333-69575) on Form S-8 of Morton Industrial Group, Inc. of our report dated February 4, 1998, relating to the consolidated balance sheet of Morton Industrial Group, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended June 30, 1997, and the six months ended December 31, 1997, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Morton Industrial Group, Inc.



CLIFTON GUNDERSON L.L.C.
Peoria, Illinois
March 29, 1999